Exhibit 12

                              HALLIBURTON COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                    (Millions of dollars, except for ratios)
                                   (Unaudited)

                                                                          Year Ended December 31,
                                          -----------------------------------------------------------------------------------------
                                             2003            2002           2001            2000           1999            1998
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
Earnings available for fixed charges:
  Income (loss) from continuing
  operations before income taxes,
  minority interests, and
  cumulative effects of accounting
  changes, net                            $   612        $  (228)         $     954       $  335         $    307       $    55
    Add:
        Distributed earnings from
          equity in unconsolidated
          affiliates                           97             19                 25           27               57            93
        Fixed charges                         203            168                209          203              194           195
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               Subtotal                   $   912        $   (41)         $   1,188       $  565         $    558       $   343
    Less:
        Undistributed equity in
          earnings and losses of
          unconsolidated affiliates            25             74                107           88               99           154
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               Total                      $   887        $  (115)         $   1,081       $  477         $    459       $   189

Fixed charges:
    Interest expense                      $   139        $   113          $     147       $  146         $    141       $   134
    Rental expense representative
        of interest                            64             55                 62           57               53            61
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               Total                      $   203        $   168          $     209       $  203         $    194       $   195

Ratio of earnings to fixed charges            4.4            (a)                5.2          2.3              2.4           (a)
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
(a) For the years ended December 31, 2002 and 1998, earnings were inadequate to cover fixed charges by $283 million and $6 million, respectively.